The Lubrizol Corporation	Exhibit 99.1
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie S. Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Continued Strong Performance for the Third
Quarter of 2008 Despite a Challenging Environment
•	Revenues grew 22% to a record $1.36 billion on improvements in price/mix, currency and volume

•	Lubrizol Additives reported continued strong volume in the third quarter

•	Hurricane Ike estimated to have reduced quarterly results by approximately $.18 per share

•	Guidance for 2008 EPS updated at $4.19 to $4.34, including restructuring and impairment charges of $0.24; excluding these charges, EPS as adjusted reaffirmed at $4.43 to $4.58, representing a 9% to 13% increase versus 2007
CLEVELAND, OH, October 30, 2008 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the third quarter ended September 30, 2008 were $63.2 million, or $.92 per diluted share, including after-tax restructuring and impairment charges of $3.8 million, or $.06 per diluted share. Comparable earnings for the third quarter of 2007 were $71.4 million, or $1.02 per diluted share, which included after-tax restructuring and impairment charges of $1.4 million, or $.02 per diluted share.
Third Quarter Consolidated Results
Consolidated revenues for the third quarter increased 22 percent to $1.36 billion compared with $1.12 billion in the third quarter of 2007. The year-over-year increase in revenues was attributable to a 17 percent improvement in the combination of price and product mix, a 3 percent favorable currency impact and a 2 percent increase in volume. Included in these factors was the incremental impact from the refrigeration lubricants acquisition completed in 2007, which contributed 2 percent to consolidated revenues in the third quarter of 2008.

Excluding the restructuring and impairment charges in both periods, adjusted earnings were $67.0 million, or $.98 per diluted share, for the third quarter of 2008 compared with $72.8 million, or $1.04 per diluted share, for the third quarter of 2007.
Lubrizol estimates that Hurricane Ike adversely impacted third quarter 2008 pre-tax earnings by approximately $17 million, or $.18 per diluted share on an after-tax basis, as the company was forced to close its Houston-area manufacturing facilities in Deer Park and Bayport, Texas. These facilities, which primarily serve the Lubrizol Additives segment, were closed for approximately two weeks in preparation for, and recovery from, the storm.
Although weather damage to the facilities was minimal, the company estimates that Hurricane Ike’s direct impact on results was $8 million due to unabsorbed manufacturing costs and maintenance and repair costs for storm recovery. The balance of the storm’s impact was attributable to shipment delays resulting from the plants’ closures. Lubrizol expects to supply the majority of these shipments in the fourth quarter of 2008 and does not expect to lose any business due to these shipment delays.
Adjusted earnings for the third quarter of 2008 decreased compared with the prior-year third quarter largely due to higher raw material costs, higher manufacturing costs, the impact of Hurricane Ike, an increase in selling and administrative expenses and an increase in the effective tax rate. These unfavorable items were offset largely by an improvement in the combination of price and product mix, a favorable currency impact and contributions from the 2007 acquisition. In spite of Hurricane Ike, volume levels, excluding acquisitions, slightly exceeded the prior-year third quarter.
Commenting on the results, CEO James Hambrick stated, “We performed well in a very challenging business environment. Raw material cost increases announced at the end of June continued to impact us early in the quarter, while Hurricane Ike affected us late in the quarter. Our solid quarterly results demonstrate our effectiveness in addressing these challenges with ongoing implementation of pricing initiatives and a superb operational response by our Texas plants. These actions reflect positively upon the core strength and underlying resilience of our business and our people.”
Third Quarter Segment Results
In the third quarter of 2008, Lubrizol Additives segment revenues of $941 million were 27 percent higher than the third quarter of 2007. Compared to the year-earlier quarter, revenues increased as a result of a 20 percent improvement in the combination of price and product mix, a volume increase of 4 percent and a favorable currency impact of 3 percent. Included in these factors was the incremental impact from the 2007 refrigeration lubricants acquisition, which contributed 3 percent to segment revenues in the third quarter of 2008. Strong volume growth in Asia-Pacific/Middle East and Europe more than offset a volume decline in North America attributable to the impact of delayed shipments resulting from Hurricane Ike, lower customer demand and the sale of more concentrated products. Compared with the prior-year third quarter, Lubrizol Additives segment operating income increased 1 percent to $98 million. The improvement in operating income in the third quarter of 2008 reflected positive contributions from the combination of price and product mix, currency and volume. These positive factors were offset partially by higher raw material and operating costs and the impacts of Hurricane Ike.

The Lubrizol Advanced Materials segment reported revenues of $422 million in the third quarter of 2008, an increase of 10 percent over the prior-year results. The higher revenues reflected a 12 percent increase in the combination of price and product mix and a 2 percent favorable currency impact, partially offset by a 4 percent decline in volume. The segment experienced a significant volume increase of 20 percent in the Asia-Pacific/Middle East region largely as a result of record TempRite® engineered polymers volume. While product line volumes in other regions declined in aggregate, all product lines were successful in implementing price increases in response to escalating raw material costs. In the third quarter of 2008, Lubrizol Advanced Materials segment operating income was $28 million, a decline of 8 percent. The unfavorable factors impacting segment operating income in the third quarter of 2008 primarily included higher raw material and manufacturing costs, lower volume and higher administrative expenses associated with the implementation of a common information systems platform. These factors more than offset the favorable improvement in the combination of price and product mix.
Regarding the segments’ results, Hambrick added, “Global demand for our Lubrizol Additives product lines continued to be strong. Although we are pleased with our results, we would have had a much stronger quarter if not for the hurricane. We were relieved that the impact from the storm caused only temporary disruptions to our production and allowed us to continue to fulfill the majority of our customers’ requirements. We are confident that we will recover the delayed shipments, driving strong volumes in the short term.
“Weaker demand in the U.S. and Europe together with higher costs weighed on Advanced Materials’ overall performance. Some of our volume decline in this segment was anticipated as part of our product management activity in which we selectively shed high-volume, low-margin business. I am pleased with the pricing actions undertaken by the product lines, as well as the business improvement initiatives implemented to date. As a result, we made progress improving the unit margins in this segment, but we have not yet recovered the full increases in recent raw material costs. This segment needs to continue to grow volume through innovation for substantial earnings improvement. Economic weakness will continue to challenge us, so this is a perfect time to work on internal efficiencies and innovation.”
Nine Months Consolidated Results
For the first nine months of 2008, consolidated revenues increased 18 percent to $3.94 billion compared with $3.35 billion for the first nine months of 2007. Consolidated earnings were $215 million or $3.12 per diluted share, including after-tax restructuring and impairment charges of $15.9 million, or $.23 per diluted share. Earnings for the first nine months of 2007 were $224 million or $3.19 per diluted share, including after-tax restructuring and impairment charges of $.2 million. Excluding the restructuring and impairment charges from the respective periods, earnings of $3.35 per diluted share in the first nine months of 2008 increased 5 percent compared with $3.19 per diluted share in the first nine months of 2007.
Cash flow from operations for the first nine months of 2008 was approximately $183 million compared with the record result of $407 million for the same year-earlier period. Cash flow from operations for the first nine months of 2008 was affected primarily by higher inventory costs and higher receivables reflecting the impact of raw material cost increases and selling price increases, respectively. Lubrizol repurchased $75 million in shares outstanding through the first nine months of 2008 under the company’s share repurchase authorization.

Earnings Outlook
The company updated its guidance for earnings that was issued on July 31. Guidance for 2008, including restructuring and impairment charges of $.24 per diluted share, is in the range of $4.19 to $4.34 per diluted share. In 2007, earnings were $4.05 per diluted share, including restructuring and impairment charges of $.01 per diluted share. Excluding the restructuring and impairment charges from the respective years, the company reaffirms 2008 adjusted earnings in the range of $4.43 to $4.58 per diluted share, or approximately 9 to 13 percent higher compared with 2007 adjusted earnings of $4.06 per diluted share.
Updated key assumptions for this guidance on a consolidated basis include:
•	Revenue growth of approximately 17 percent compared with 2007;

•	Price increases projected to improve unit material margins and offset expected raw material increases;

•	Consolidated as adjusted EBIT growth of approximately 10 percent compared with 2007;

•	Net interest expense of approximately $68 million for the year;

•	An effective tax rate of 30 percent for the year;

•	The euro to average $1.39 in the fourth quarter of the year; and

•	Capital expenditures of approximately $205 million to $215 million.
Regarding the earnings outlook, Hambrick added, “Despite the uncertain economic environment, we are well positioned for the final quarter of the year. We are committed to our strategies for top line and earnings growth. We will take the necessary steps to maintain a balanced perspective for both the near and long term, as we continue to demonstrate our value to our customers and provide the products and services they need. We remain confident in our outlook for the remainder of the year.”
Hambrick continued, “The financial turmoil in the global markets is impacting our business outlook for 2009 as economists are projecting lower growth in many of the markets we serve. Our operating expense and capital expenditure budgets for next year will reflect what we believe will be a challenging operating environment. However, we are a financially sound and disciplined company that supplies distinctive technologies to diverse end-use markets. With these strengths, I am convinced in our ability to be successful in the uncertain times ahead.”
Conference Call on the Web
An audio webcast of the third quarter earnings conference call with investors will be available live October 30 at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’

products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,950 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$1,362.7	$1,121.4	$3,940.2	$3,352.7
Cost of sales	1,078.2	846.0	3,057.4	2,503.0

Gross profit	284.5	275.4	882.8	849.7

Selling and administrative expenses	111.0	103.7	321.5	309.4
Research, testing and development expenses	55.8	56.0	165.6	161.4
Amortization of intangible assets	6.8	5.8	20.8	17.7
Restructuring and impairment charges	5.7	2.1	25.1	0.6
Other (income) expense – net	(2.5)	(5.5)	(6.4)	(9.7)
Interest expense – net	18.3	14.8	49.6	49.4

Income before income taxes	89.4	98.5	306.6	320.9
Provision for income taxes	26.2	27.1	91.7	97.2

Net income	$63.2	$71.4	$214.9	$223.7

Net income per share, basic	$0.93	$1.03	$3.15	$3.23

Net income per share, diluted	$0.92	$1.02	$3.12	$3.19

Weighted-average common shares outstanding:
Basic	67.8	69.2	68.2	69.3

Diluted	68.5	70.0	69.0	70.1

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$372.4	$502.3
Investments	48.4	–
Receivables	791.4	665.9
Inventories	705.9	600.0
Other current assets	86.3	79.1

Total current assets	2,004.4	1,847.3
Property and equipment – net	1,176.1	1,161.5
Goodwill and intangible assets – net	1,523.5	1,552.1
Investments and other assets	76.4	82.9

Total	$4,780.4	$4,643.8

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$201.5	$204.9
Accounts payable	462.1	404.8
Accrued expenses and other current liabilities	287.8	275.0

Total current liabilities	951.4	884.7

Long-term debt	1,228.4	1,223.9
Other noncurrent liabilities	515.6	521.5

Total liabilities	2,695.4	2,630.1

Minority interest in consolidated companies	62.0	62.4

Shareholders’ equity	2,023.0	1,951.3

Total	$4,780.4	$4,643.8

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Nine Months Ended
	September 30,
	2008	2007
Cash provided by (used for):
Operating activities:
Net income	$214.9	$223.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	128.1	117.9
Deferred income taxes	(7.2)	10.9
Deferred compensation	7.7	16.0
Restructuring and impairment charges	15.1	2.8
Net change in working capital	(176.6)	46.0
Other items – net	0.7	(10.8)

Total operating activities	182.7	406.5

Investing activities:
Capital expenditures	(146.8)	(121.6)
Acquisitions	0.9	(15.7)
Net proceeds from sales of property and equipment	1.5	12.9
Purchase of investments	(50.0)	–
Other items – net	(0.1)	(1.3)

Total investing activities	(194.5)	(125.7)

Financing activities:
Changes in short-term debt – net	0.2	(0.4)
Repayments of long-term debt	(0.2)	(113.7)
Proceeds from the issuance of long-term debt	0.4	—
Dividends paid	(62.6)	(59.4)
Common shares purchased	(75.1)	(82.1)
Proceeds from the exercise of stock options	3.8	26.0
Tax benefit from the exercise of stock options and awards	2.2	8.5

Total financing activities	(131.3)	(221.1)

Effect of exchange rate changes on cash	13.2	10.6

Net (decrease) increase in cash and cash equivalents	(129.9)	70.3

Cash and cash equivalents at the beginning of period	502.3	575.7

Cash and cash equivalents at the end of period	$372.4	$646.0

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues from external customers:
Lubrizol Additives	$940.7	$738.8	$2,690.4	$2,193.8
Lubrizol Advanced Materials	422.0	382.6	1,249.8	1,158.9

Total revenues	$1,362.7	$1,121.4	$3,940.2	$3,352.7

Segment operating income:
Lubrizol Additives	$98.3	$97.0	$328.3	$304.3
Lubrizol Advanced Materials	28.3	30.9	96.2	119.8

Total segment operating income	126.6	127.9	424.5	424.1

Corporate expenses	(17.0)	(17.7)	(50.7)	(57.0)
Corporate other income (expense) – net	3.8	5.2	7.5	3.8
Restructuring and impairment charges	(5.7)	(2.1)	(25.1)	(0.6)
Interest expense – net	(18.3)	(14.8)	(49.6)	(49.4)

Income before income taxes	$89.4	$98.5	$306.6	$320.9

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three and Nine Months Ended September 30, 2008 and 2007
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using earnings and earnings as adjusted.

	Three Months Ended			Three Months Ended
	September 30, 2008			September 30, 2007
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings	$89.4	$63.2	$0.92	$98.5	$71.4	$1.02

Adjustments:
Restructuring and impairment charges	5.7	3.8	0.06	2.1	1.4	0.02

Earnings as adjusted (Non-GAAP)	$95.1	$67.0	$0.98	$100.6	$72.8	$1.04

	Nine Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2007
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings	$306.6	$214.9	$3.12	$320.9	$223.7	$3.19

Adjustments:
Restructuring and impairment charges	25.1	15.9	0.23	0.6	0.2	0.00

Earnings as adjusted (Non-GAAP)	$331.7	$230.8	$3.35	$321.5	$223.9	$3.19

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Years Ended December 31, 2007 and 2006
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using earnings from continuing operations and earnings as adjusted.

	Year Ended			Year Ended
	December 31, 2007			December 31, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS
Earnings from continuing operations	$399.0	$283.4	$4.05	$262.0	$179.8	$2.59

Adjustments:
Restructuring and impairment charges	1.5	0.8	0.01	51.9	32.7	0.47

Earnings as adjusted (Non-GAAP)	$400.5	$284.2	$4.06	$313.9	$212.5	$3.06

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Years Ended December 31, 2007 and 2006
Reconciliation of Income from Continuing Operations to Earnings Before Interest and Taxes
(EBIT), and Before Restructuring and Impairment Charges (Adjusted EBIT)
(In millions of dollars)
     Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT) (Non-GAAP) is a measure of income that differs from income from continuing operations measured in accordance with generally accepted accounting principles (GAAP). EBIT is defined as income from continuing operations per our consolidated results, adjusted for interest expense - net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges to derive Adjusted EBIT. Management believes that net income from continuing operations, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using income from continuing operations, EBIT and Adjusted EBIT.

	Year Ended
	December 31,
	2007	2006

Income from continuing operations	$283.4	$179.8
Add back:
Interest expense – net	63.8	79.3
Provision for income taxes	115.6	82.2

Earnings before interest and taxes (EBIT)	462.8	341.3

Restructuring and impairment charges	1.5	51.9

Earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT)	$464.3	$393.2